EXHIBIT 10.28

FIRST AMENDMENT TO

PACIFICARE HEALTH SYSTEMS, INC.

2005 EQUITY INCENTIVE PLAN

This first amendment (“Amendment”) to the PacifiCare Health Systems, Inc. 2005 Equity Incentive Plan (“Plan”) is hereby adopted effective as of May 19, 2005. Except as expressly modified by this Amendment, the provisions of the Plan shall remain in full force and effect.

1. Section 9 of the Plan is hereby amended and restated as follows:

“9. Performance Stock. The Committee shall designate the participants to whom long-term performance stock (“Performance Stock”) is to be awarded and determine the number of shares, the length of the performance period and the other terms and conditions of each such Award; provided, however, that all grants of Performance Stock shall have a minimum performance period of one year. A grant of Performance Stock shall entitle the participant to a payment in the form of shares of Common Stock upon the attainment of performance goals and other terms and conditions specified by the Committee. Notwithstanding satisfaction of any performance goals, the number of shares issued as Performance Stock may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the number of shares earned upon satisfaction of any performance goal by any participant who is a Covered Employee. The Committee may, in its discretion, make a cash payment equal to the Fair Market Value of shares of Common Stock otherwise required to be issued to a participant pursuant to an Award of Performance Stock.”

2. A new Section 23 of the Plan is hereby added to read as follows:

“23. Minimum Vesting Periods for Time-vested Awards. Except as provided below, all Awards to employees granted under the Plan shall vest in one or more installments over a minimum vesting period of three years. However, the following employee Awards are exempt from the foregoing minimum three year vesting period requirement:

(a) Performance Stock; Performance Units

(b) stock units issued pursuant to or in connection with employee deferrals of compensation, including any stock units issued under the Plan’s Stock Unit Offering Program; and

(c) Additionally, up to 5% of the shares of Common Stock reserved for issuance under the Plan (as such share reserve is adjusted or amended from time to time) may be granted pursuant to Awards with no vesting period or a vesting period that is less than three years. Any shares of Common Stock issued pursuant to Awards described in subsections 23(a) and 23(b) above shall not be included in calculating whether such 5% threshold has been met.”

3. A new Section 24 of the Plan is hereby added to read as follows:

“24. Terms of Non-Employee Director Awards. Except as provided below, all Awards granted under the Plan to non-employee directors in a given grant cycle shall be for an equal number of shares of Common Stock. Notwithstanding the foregoing, the Committee may approve one or more Awards to a non-employee director with a different number of shares of Common Stock (a) upon his or her initial appointment to the Board, and/or (b) in consideration for providing service in a specialized role on the Board, including but not limited to service as the Board’s Lead Director, Committee Chair or Outside Chairman.”